EXHIBIT 99.1

MEMORANDUM

TO:	Directors and Executive Officers of Alabama National BanCorporation

FROM:	Kimberly Moore

DATE:	February 6, 2008

RE:	Notice of Extended Blackout Period with Respect to Trading of Certain Alabama National BanCorporation Equity Securities

The purpose of this notice is to inform you of a change in the blackout period under the Alabama National BanCorporation Employee Capital Accumulation Plan (the “Plan”) implemented in connection with the anticipated merger of Alabama National BanCorporation (“Alabama National”) with and into RBC Centura Banks, Inc., a wholly-owned subsidiary of Royal Bank of Canada (the “Merger”). As a result of the Merger, a blackout period has been imposed on transactions involving Alabama National common stock held in participants’ accounts under the Plan in order to allow the shares of Alabama National common stock to be exchanged for cash or Royal Bank of Canada common stock, or a combination of both. Additionally, during the blackout period, Alabama National’s directors and executive officers are subject to blackout restrictions with respect to transactions in Alabama National common stock and related equity securities.

Alabama National had originally communicated to Plan participants and to its directors and executive officers that the blackout period would begin as of 4:00 p.m., Eastern Time, on January 28, 2008, and end the calendar week of February 18, 2008. However, because the Merger is expected to close later than anticipated, the blackout period now is expected to end the calendar week of March 3, 2008.1

Given that the Merger is expected to close later than originally anticipated, resulting in an extension of the blackout period during which Plan participants will be unable to engage in certain transactions involving Alabama National common stock held in their accounts, Alabama National’s directors and executive officers also are subject to the extension of the blackout period. Accordingly, you will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity security of Alabama National that you acquired in connection with your service as a director or employment as an executive officer until the end of the calendar week of March 3, 2008.

If you have any questions about the blackout period trading restrictions or information as to whether the blackout period has begun or ended, you may contact Kimberly Moore by mail at 1927 First Avenue North, Birmingham, Alabama 35203, or by telephone at 205-583-3738.

[1]

As a result of the Merger expecting to close later than originally anticipated, the blackout period was lifted in one respect for participants in the Plan – participants were notified that they are able to sell, exchange, or transfer their Plan assets out of the Alabama National Stock Fund until 4:00 p.m., Eastern Time, on February 11, 2008, at which time all access to their assets held in the Alabama National Stock Fund will again be suspended until the end of the calendar week of March 3, 2008. However, the blackout period was not lifted for insiders, who continue to be subject to the existing restrictions on transactions involving certain Alabama National equity securities.